EXHIBIT 99.5

                       CORNERSTONE TOTAL RETURN FUND, INC.
                     CORNERSTONE STRATEGIC VALUE FUND, INC.
                       CORNERSTONE PROGRESSIVE RETURN FUND
                               383 Madison Avenue
                            New York, New York 10179
                                 (212) 272-3550

May 12, 2008

The invoice for the premium due on the fidelity bond, covering the period March 23, 2008 to March 23, 2009 for Cornerstone Total Return Fund, Inc., Cornerstone Strategic Value Fund, Inc., and Cornerstone Progressive Return Fund has been paid in full.


                                  /S/ KAYADTI A. MADISON
                                  ----------------------
                                  Kayadti A. Madison
                                  Treasurer